EXHIBIT 10.8

AMENDMENT NUMBER TWO

TO THE

HENRY SCHEIN, INC.

SECTION 162(m) CASH BONUS PLAN

WHEREAS, Henry Schein, Inc. (the “Company”) maintains the Henry Schein, Inc. Section 162(m) Cash Bonus Plan (the “Plan”);

WHEREAS, pursuant to Section 7.2 of the Plan, the Company has reserved the right to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2007 as follows:

1.	Section 5.2 of the Plan is amended by adding the following sentence immediately prior to the last sentence therein:

“Notwithstanding the foregoing, all awards under the Plan shall be payable in the calendar year immediately following the calendar year in which the fiscal year ends and with respect to which the award is earned. The Committee in its discretion may specify in an agreement with a Participant that an award will be paid not later than March 15 of the calendar year following the calendar year in which the award ceases to be subject to a substantial risk of forfeiture.”

2.	The penultimate sentence of Section 7.2 of the Plan, as added by the amendment to the Plan dated April 8, 2005, is hereby amended in its entirety to read as follows:

“To the extent applicable, the Plan is intended to comply with or be exempt from the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. In the event that any arrangement provided for under the Plan constitutes a nonqualified deferred compensation arrangement under Code Section 409A, it is intended that such arrangement be designed in a manner that complies with Code Section 409A. Any amounts deferred hereunder that are subject to Code Section 409A and payable to a “specified employee” (within the meaning of such term under Code Section 409A and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), except in the event of death, shall be delayed in accordance with the requirements of Code Section 409A until the day immediately following the six-month anniversary of such employee’s “separation of service” within the meaning of Code Section 409A (and the guidance issued thereunder). A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service. Notwithstanding the foregoing, the Company does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Company shall not be responsible for compliance with, or exemption from, Code Section 409A and the guidance and regulations issued thereunder.”

IN WITNESS WHEREOF, this amendment has been executed December 12, 2008.

                                                               HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
Title: Senior Vice President

2